Exhibit 23

INDEPENDENT AUDITORS' CONSENT
We consent to the incorporation by reference in Registration Statements No. 333-83400 and No. 333-65412 of Galyan’s Trading Company, Inc. on Form S-8 of our report dated March 15, 2002 (which report expressed an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for store pre-opening costs, effective January 31, 1999 and described in Note 1 to the consolidated financial statements) appearing in this Annual Report on Form 10-K of Galyan’s Trading Company, Inc. for the fiscal year ended February 2, 2002.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
April 24, 2002